Exhibit 99.1

Valpey Fisher Corporation Reports First Quarter Profit

HOPKINTON, Mass.--(BUSINESS WIRE)--May 12, 2011--Valpey Fisher Corporation (NASDAQ: VPF), a leader in low-noise timing and frequency control, RF/Microwave and ultrasound transducer solutions, today reported results for the first quarter ended April 3, 2011.

For the first quarter of 2011, the Company reported an operating profit of $70,000 and net earnings of $50,000 or $.01 per share on sales of $3,519,000, compared to an operating profit of $182,000 and a net profit of $95,000 or $.02 per share on sales of $3,567,000 for the same period last year.

Michael Ferrantino Jr., the Company’s President and Chief Executive Officer, commented, “These results were in line with our expectations as we entered the current quarter with a firm backlog that was $261,000 lower than the prior year due to softness in our 2010 fourth quarter bookings. In addition, our 2011 personnel and depreciation expenses have increased over 2010 due to the strategic investments we have made in additional personnel in sales, engineering and operations and from our capital equipment additions of $1,030,000 in the last 15 months. “

During the first quarter we saw our new orders strengthen to the highest level we have seen since 2000. Our high reliability and precision product lines were particularly strong accounting for over 51% of our new orders. Our backlog at April 3, 2011 amounted to $2,136,000 compared to $1,762,000 at December 31, 2010 and $2,218,000 at April 4, 2010,” added Mr. Ferrantino.

About Valpey Fisher:

Valpey Fisher is a pioneer in the design of high-accuracy subsystems used in digital and optical telecommunications systems in use throughout the world for digital, voice, data and military communications. The Company’s products enable communications systems vendors to increase network data capacity and improve voice and video quality. Valpey Fisher manufactures precision low-noise timing modules used in Point-to-Point Radio, Satellite, Base Station, Test & Measurement, Microwave Communications and Synthesizers. The Company’s major OEM customers include Alcatel-Lucent, Blade Networks, Juniper Networks, Harris, Raytheon, BAE Systems and L-3 Communications.

Forward Looking Statements

Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as “expects”, “believes”, “estimates”, “plans” or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on our current views and assumptions and involve risks and uncertainties that include, but are not limited to: our results for 2011 may be negatively impacted by the current global economic conditions and uncertainties; a significant portion of our revenue is derived from sales to a few customers and the loss of one or more of our significant customers could have an adverse impact on our operating results and financial condition; a significant portion of our revenue is derived from products manufactured by one supplier and a significant change in the supplier’s manufacturing capability or in our relationship with this supplier could have an adverse impact on our operating results and financial condition; our operating results and financial condition could be negatively affected if after receiving design wins from OEMs, which in turn outsource the manufacture of their products to electronics manufacturing services ("EMS") companies, we fail to negotiate terms and successfully obtain orders from the EMS companies directly; in order to eliminate the effects of currency fluctuations, we currently and historically have purchased products from our foreign suppliers in U.S. dollars. As exchange rates fluctuate, our cost for these products may become more expensive, thus we are less competitive, than our competitors that have taken measures to protect against exchange rate fluctuations; our ability to develop, market and manufacture new innovative products competitively; the fluctuations in product demand of the telecommunications industry; and our ability, including that of our suppliers to produce and deliver materials and products competitively.

Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited
( in thousands, except per share data)	Quarter Ended
	4/3/11	4/4/10

Net sales	$3,519	$3,567
Cost of sales	2,276	2,186
Gross profit	1,243	1,381

Selling and advertising expenses	558	513
General and administrative expenses	321	358
Research and development expenses	294	328
	1,173	1,199
Operating profit	70	182

Interest income	3	4
Earnings before income taxes	73	186
Income tax (expense)	(23)	(91)
Net earnings	$50	$95

Basic and diluted earnings per share	$0.01	$0.02

Basic weighted average shares	4,335	4,298
Diluted weighted average shares	4,641	4,343

Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
( in thousands)
	(Unaudited)	(Audited)
	4/3/11	12/31/10
ASSETS
Current assets:
Cash and cash equivalents	$3,712	$4,451
Receivables, net	2,398	2,413
Inventories, net	1,596	1,458
Deferred income taxes and other current assets	875	866
Total current assets	8,581	9,188
Property, plant and equipment, at cost	12,643	12,201
Less accumulated depreciation	10,667	10,530
	1,976	1,671
Other assets	225	216
Total assets	$10,782	$11,075

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$2,149	$2,558
Deferred income taxes	285	253
Stockholders' equity	8,348	8,264
Total liabilities and stockholders' equity	$10,782	$11,075

CONTACT:
Valpey Fisher Corporation
Michael J. Kroll, 508-435-6831 extension 600
Vice President, Treasurer and CFO